UNITED STATES

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iRobot Corporation

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On April 22, 2016 (after the Securities and Exchange Commission (the “SEC”) was closed for the acceptance of same-day filings that are made via EDGAR), the on-line edition of The Boston Globe published an article in which Deborah Ellinger, Lead Independent Director of iRobot Corporation’s (“iRobot”, or the “Company”) Board of Directors, comments on the proxy contest initiated by Red Mountain Capital. Attached hereto is the complete text of the article. The consent of the author and the publication to file was neither sought nor obtained.

Important Stockholder Information

iRobot will hold its 2016 Annual Meeting of stockholders on May 25, 2016. The Company has filed with the SEC and mailed to its stockholders a definitive proxy statement and form of WHITE proxy card in connection with the 2016 Annual Meeting. The definitive proxy statement contains important information about the Company, the 2016 Annual Meeting and related matters.

COMPANY STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT SOLICITATION MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the matters to be considered at the 2016 Annual Meeting. Information regarding the Company’s directors and executive officers is contained in the Company’s annual report on Form 10-K filed with the SEC on February 19, 2016, and definitive proxy statement filed with the SEC on March 29, 2016.

The proxy statement and other relevant solicitation materials (when they become available), and any and all documents filed by the Company with the SEC, may be obtained by investors and security holders free of charge at the SEC’s web site at www.sec.gov. In addition, the Company’s filings with the SEC, including the proxy statement and other relevant solicitation materials (when they become available), may be obtained, without charge, from the Company by directing a request to the Company at 8 Crosby Drive, Bedford, MA 01730, Attention: Investor Relations. Such materials are also available at www.irobot.com.

Boston Globe

A proxy battle over the future of iRobot

By Jon Chesto

22 April 2016

Colin Angle received the letter a year ago, the kind of message that few CEOs like to get.

It was from the activist investor Will Mesdag, an investment manager whose firm had just bought up a pile of shares in iRobot Corp. with a goal of agitating for big changes in the way Angle’s company is run.

At the time, Mesdag’s stake didn’t get much public attention. But his letter asking Angle to focus on the Bedford company’s consumer business — best known for its Roomba vacuum cleaners — and jettison other lines marked the start of a tenuous relationship between the former Goldman Sachs investment banker and iRobot’s leadership, one that increasingly turned hostile.

That relationship has since evolved into a full-out war.

The two sides are aggressively courting iRobot’s shareholders this spring in a proxy battle, one that will culminate at the annual meeting in Bedford on May 25, unless a truce is reached in advance. They’re dialing for votes, holding in-person meetings with investors, and distributing a seemingly endless stream of in-depth campaign brochures.

The fight puts two of the most prominent leaders in Greater Boston’s tech industry in the crosshairs: Angle and Mohamad Ali, the CEO of Boston-based Carbonite Inc. Ali joined the iRobot board last summer and holds one of the two board seats that Mesdag is trying to seize. The other is held by Michael Bell, CEO of Silver Spring Networks.

While only two seats on the board are up for grabs, the stakes are high. The end result could determine the strategic fate for the state’s most well-known and successful robotics company. The company, founded in 1990, has a market value of more than $1 billion and employs more than 500 people in Massachusetts.

Angle’s cofounders have spawned two prominent robotics startups of their own: Helen Greiner’s CyPhy Works and Rodney Brooks’s Rethink Robotics. Together, the three have played an important role in making the Boston area a global robotics hub.

The challenge from Mesdag and his firm, Red Mountain Capital, comes as more public companies, big and small, have been dealing with a rise in activist shareholders — the kind of investors who want a more direct role in how a company is run. A report from JPMorgan Chase last year showed more than $100 billion in assets under management for activist hedge funds, compared with $36 billion in 2009 and $12 billion in 2003.

“Shareholders have a choice: to support our nominees, who bring something new to the table,” Deborah Ellinger, iRobot’s lead independent director, said in a statement, “or to support Red Mountain’s nominees, who represent a hedge fund which has offered no new ideas [and] has demonstrated a poor understanding of our business and market.”

IRobot has already embarked on some of the changes called for by Mesdag and his Los Angeles firm. The most significant: an announcement in February that iRobot would sell off its military robot business. And iRobot has stepped up efforts to buy back shares, potentially increasing the value of the stock. Changes in board governance are also under way.

But these changes aren’t enough for Mesdag, whose requests to be appointed to iRobot’s board were rebuffed. Mesdag wants a seat at the table, in part to take more aggressive control over the company’s expenses. He is also pushing to get an associate, former Clorox chief operating officer Larry Peiros, on the board. A shareholder’s view, Mesdag says, will make iRobot’s managers more accountable to all investors. He thinks the stock price can be considerably higher and the returns to shareholders much more enriching with a new direction.

On Thursday, Red Mountain stepped up its attacks, singling out iRobot’s remote-presence robots and its venture arm for criticism. In a presentation to shareholders, Red Mountain slammed iRobot’s spending of $50 million over four years, based on the fund firm’s estimates, on remote robots in return for roughly $5 million in revenue. And Red Mountain called for more scrutiny and openness with regard to the millions iRobot has plowed into its venture capital investments in businesses such as Petnet, a maker of pet-feeding equipment, and 6 River Systems, which develops warehouse robots.

IRobot’s leadership portrays this push from Red Mountain as an effort to gut the company’s research-and-development efforts; Mesdag says he simply wants iRobot to be run more efficiently.

Red Mountain, in its latest presentation, also pointed out that iRobot’s total shareholder return has been 36 percent since the company went public in 2005, compared with more than 150 percent for the Nasdaq Composite index. In 2015, iRobot’s revenue grew nearly 11 percent to $617 million, including the defense business, and net income rose more than 15 percent to $44 million.

Mesdag, who declined to comment for this story, arrived on the scene early last year, buying up shares after seeing an investment opportunity: the market potential of iRobot’s signature product, the floor-cleaning Roomba, and a stock price with room to grow. By April, he had accumulated more than 5 percent of the shares.

Mesdag used the letter to Angle on April 8, 2015, to introduce his firm, which focuses on active ownership in smaller, publicly owned companies and manages about $500 million in assets.

He chastised iRobot’s share performance, saying it had been woefully lagging market indexes. He urged the sale of iRobot’s defense business and the shutdown of the “speculative” remote-presence work. And he called for significant governance changes, including an end to the staggered elections of board members.

By December, Red Mountain was iRobot’s third-biggest shareholder, with 6 percent of the stock. The two sides had met, but Mesdag still wanted big changes. He warned Angle he would submit his own candidates for two open board seats for the 2016 annual meeting.

Then came the surprise: On Feb. 4, iRobot said it would sell its defense business, for up to $45 million, to Arlington Capital Partners. The company made a point in its news release of saying it had hired an investment bank for the sale in 2014, a year before Mesdag showed up.

The fate of remote-presence robots, the other business Mesdag wants to see iRobot exit, is less clear.

Company officials have said they’re scaling back research in the next generation of these robots, which navigate rooms autonomously and carry screens that can be used for video conferences, to focus on the home robots. The robots are currently being tested with several major business customers.

Max Versace, CEO of the Boston startup Neurala, said he was disappointed to see iRobot scale back its ambitions. But Versace, whose firm makes software for robots and drones, doesn’t blame Angle and his team for the shift.

“As a supporter of the robotics industry, I would love to see iRobot be a big company with many different lines of products becoming a dominant force in Massachusetts,” Versace said. “But I understand that, from a business perspective, they have to focus on one sector, though unexciting to me, that has to bring in money in the near term.”

The decision to sell the defense business didn’t placate Mesdag. He promptly filed his own slate — himself and Peiros — for the two board seats that are coming up for election.

Still, the talks between Red Mountain and iRobot continued. Angle and Ellinger signaled a willingness to bring Peiros on board but were unwilling to make a spot for Mesdag.

In March, iRobot said it would add Bell to the board instead, and outlined some corporate governance changes.

Then, iRobot said its newest directors, Bell and Ali, would be up for election in May.

The proxy battle was on.

Despite these issues, a number of analysts see a hopeful future for iRobot. Investment bank Canaccord Genuity, for example, issued a report on March 3 saying iRobot stock represents a good buy and that the company will benefit from the launch of its newest, enhanced Roomba. IRobot, the report said, remains the leader in home-cleaning robots, even as vacuum giant Dyson launched its own robot vacuum, the 360 Eye, last fall.

There’s still plenty of room to grow, according to ABI Research figures that show 3.8 million home-care robots were sold worldwide in 2015.

“More people will get them as they become aware of them and they work better,” said Phil Solis, research director at ABI. “A lot of the newer models, they’re more powerful. However, they’re also more expensive . . . because they’ve been putting more features into them.”

IRobot has come under fire for continuing to invest in its Ava telepresence robots. So far, there’s not much demand for them. But Frank Tobe, the publisher of the online trade publication the Robot Report, said Ava’s software for guiding the robot autonomously through complex indoor environments could pay off in a big way if applied to warehouse or delivery robots.

Tobe said the Red Mountain challenge may have done some good, but is going too far.

“From time to time, any company really can use a shake-up. But you can shake up the company just by talking to Colin,” Tobe said. “You don’t need to put two hedge-fund, money- type people on the board.”

A look at the iRobot board showdown

What’s this election about? Red Mountain Capital, iRobot’s third-largest shareholder, is seeking to win two seats on iRobot’s nine-member board. The hedge fund first became a significant investor last year, and now controls 6 percent of the shares. It has put up a slate of two board candidates against the company’s, a battle that will culminate at the Bedford firm’s annual meeting on May 25.

What does Red Mountain want? Red Mountain has rebuffed any settlement that doesn’t include putting Will Mesdag, the firm’s CEO, on the iRobot board. Mesdag says he’s frustrated with the way iRobot is deploying its cash, saying more money should go back to shareholders, that the company should operate more efficiently, and that its corporate governance needs to improve. He does support some changes already under way at iRobot, such as the spinoff of its military business.

How does iRobot respond to Red Mountain’s claims? The company argues that it has invested its cash wisely, pointing to the purchase of Evolution Robotics in 2012 and the technology that firm brought to iRobot, and an increase in the amount of stock it is trying to buy back from shareholders.

Why won’t iRobot’s board just add Mesdag? The company’s management says that it needs particular skills right now on its board of directors, skills in the high-tech world that incumbents Mohamad Ali and Michael Bell bring to the table. The board has shown a willingness to add Larry Peiros, Mesdag’s other favored candidate, to the board because of his consumer products expertise. But the board members have been unwilling to add Mesdag, despite his insistence.